Final Version

Filed Pursuant to Rule 433

Registration Statement 333-223221

Dated March 4, 2019

Pfizer Inc.

Pricing Term Sheet

Issuer:	Pfizer Inc.

Security:

2.800% Notes due 2022 (the “2022 Notes”)

2.950% Notes due 2024 (the “2024 Notes”)

3.450% Notes due 2029 (the “2029 Notes”)

3.900% Notes due 2039 (the “2039 Notes”)

4.000% Notes due 2049 (the “2049 Notes”)

Principal Amount:

2022 Notes: $500,000,000 aggregate principal amount

2024 Notes: $750,000,000 aggregate principal amount

2029 Notes: $1,750,000,000 aggregate principal amount

2039 Notes: $750,000,000 aggregate principal amount

2049 Notes: $1,250,000,000 aggregate principal amount

Maturity Date:	2022 Notes: March 11, 2022 2024 Notes: March 15, 2024 2029 Notes: March 15, 2029 2039 Notes: March 15, 2039 2049 Notes: March 15, 2049

Coupon:

2022 Notes: 2.800% annually, accruing from and including March 11, 2019

2024 Notes: 2.950% annually, accruing from and including March 11, 2019

2029 Notes: 3.450% annually, accruing from and including March 11, 2019

2039 Notes: 3.900% annually, accruing from and including March 11, 2019

2049 Notes: 4.000% annually, accruing from and including March 11, 2019

Interest Payment Dates:

2022 Notes: March 11 and September 11 of each year, beginning on September 11, 2019

2024 Notes: March 15 and September 15 of each year, beginning on September 15, 2019

2029 Notes: March 15 and September 15 of each year, beginning on September 15, 2019

2039 Notes: March 15 and September 15 of each year, beginning on September 15, 2019

2049 Notes: March 15 and September 15 of each year, beginning on September 15, 2019

Price to Public:	2022 Notes: 99.994% of principal amount 2024 Notes: 99.949% of principal amount 2029 Notes: 99.765% of principal amount 2039 Notes: 98.699% of principal amount 2049 Notes: 98.367% of principal amount

Benchmark Treasury:

2022 Notes: 2.500% due February 15, 2022

2024 Notes: 2.375% due February 29, 2024

2029 Notes: 2.625% due February 15, 2029

2039 Notes: 3.375% due November 15, 2048

2049 Notes: 3.375% due November 15, 2048

Benchmark Treasury Price and Yield:	2022 Notes: 99-30; 2.522% 2024 Notes: 99-08 3/4; 2.531% 2029 Notes: 99-03+; 2.728% 2039 Notes: 105-13; 3.095% 2049 Notes: 105-13; 3.095%

Spread to Benchmark Treasury Yield:	2022 Notes: T+28 bps 2024 Notes: T+43 bps 2029 Notes: T+75 bps 2039 Notes: T+90 bps 2049 Notes: T+100 bps

Yield to Maturity:	2022 Notes: 2.802% 2024 Notes: 2.961% 2029 Notes: 3.478% 2039 Notes: 3.995% 2049 Notes: 4.095%

Optional Redemption:

The notes of each series will be redeemable, in whole or in part, at any time and from time to time with respect to the 2022 Notes, and in whole or in part, at any time and from time to time prior to February 15, 2024 (one month prior to the maturity date) with respect to the 2024 Notes, December 15, 2028 (three months prior to the maturity date) with respect to the 2029 Notes, September 15, 2038 (six months prior to the maturity date) with respect to the 2039 Notes and September 15, 2048 (six months prior to the maturity date) with respect to the 2049 Notes, at Pfizer Inc.’s option, at a redemption price equal to the greater of the following amounts: (i) 100% of the principal amount of the notes being redeemed on the redemption date; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the prospectus supplement), as determined by the Independent Investment Banker (as defined in the prospectus supplement), plus 5 bps in the case of the 2022 Notes, 8 bps in the case of the 2024 Notes, 10 bps in the case of the 2029 Notes, 15 bps in the case of the 2039 Notes and 15 bps in the case of the 2049 Notes; plus, in each case, accrued and unpaid interest on the notes being redeemed, to, but excluding, the redemption date.

At any time on or after February 15, 2024 (one month prior to the maturity date) with respect to the 2024 Notes, December 15, 2028 (three months prior to the maturity date) with respect to the 2029 Notes, September 15, 2038 (six months prior to the maturity date) with respect to the 2039 Notes and September 15, 2048 (six months prior to the maturity date) with respect to the 2049 Notes, such notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000

Day Count Convention:	Actual/360

Expected Settlement Date:	March 11, 2019 (T+5)

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP/ISIN:	2022 Notes: 717081 ER0 / US717081ER06 2024 Notes: 717081 ES8 / US717081ES88 2029 Notes: 717081 ET6 / US717081ET61 2039 Notes: 717081 EU3 / US717081EU35 2049 Notes: 717081 EV1 / US717081EV18

Expected Ratings (Moody’s/S&P)*:	A1/AA

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Passive Book-Running Managers:	HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Morgan Stanley & Co. LLC

Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc. Santander Investment Securities Inc. Standard Chartered Bank Siebert Cisneros Shank & Co., L.L.C. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Barclays Capital Inc. toll-free at (888) 603-5847, (ii) Deutsche Bank Securities Inc. toll-free at (800) 503-4611, (iii) Goldman Sachs & Co. LLC toll-free at (866) 471-2526 or (iv) J.P. Morgan Securities LLC collect at (212) 834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on March 4, 2019 relating to its Prospectus dated February 26, 2018.

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